Exhibit (e)

ABERDEEN AUSTRALIA EQUITY FUND, INC.

800 Scudders Mill Road

Plainsboro, NJ 08536

Investment Manager

ABERDEEN ASSET MANAGEMENT ASIA LIMITED

Investment Adviser

ABERDEEN ASSET MANAGEMENT LIMITED

Administrator

ABERDEEN ASSET MANAGEMENT INC.

Shareholder Inquiries to:

ABERDEEN AUSTRALIA EQUITY FUND, INC.

DIVIDEND REINVESTMENT & CASH PURCHASE PLAN

The Bank of New York Shareholder Relations Department

P.O. Box 11258

Church Street Station

New York, NY 10286

Telephone 1-800-432-8224

International 1-610-382-7833

Dividend Reinvestment And Cash Purchase Plan

Dear Shareholder,

We are pleased that you have chosen to invest in the Aberdeen Australia Equity Fund, Inc. (the “Fund”) and write to advise you of the Fund’s Dividend Reinvestment and Cash Purchase Plan (the “Plan”). This Plan is designed for the reinvestment of your distributions in shares of the Fund. The Plan also allows you to make additional voluntary cash investments in Fund shares through The Bank of New York (the “Bank”), the Plan Agent, at reduced costs.

The Plan is designed to help you get the best results from your investment by putting the money you make back to work promptly.

The features of the Plan are described in this brochure. Enrolling in the Plan is quick and easy. This service is entirely voluntary and subject to the Terms and Conditions of the Plan. You may join or withdraw from the Plan at any time.

If you decide to use this service, the Bank, as your Plan Agent, will automatically invest your distributions in shares of the Fund for your account.

We invite you to review the Plan. If you wish to participate and your shares are held in your own name, simply complete and mail the Enrollment Form in the enclosed, preaddressed envelope or telephone the Plan Agent at 1-800-432-8224.

If your shares are held in the name of a brokerage firm, bank or other nominee, you should contact your nominee to see if it will participate in the Plan on your behalf.

If you wish to participate in the Plan, but your brokerage firm, bank, or other nominee is unable to participate on your behalf, you should request your nominee to re-register your shares in your own name. This will enable you to participate in the Plan.

If you already participate in the Fund’s Dividend Reinvestment and Cash Purchase Plan and wish to take advantage of the opportunity to make additional voluntary cash investments, please note that the Plan Account Statement you receive each month contains a convenient form that lets you forward cash to the Plan Agent. The following pages contain more information and details about the Plan. We encourage you to review this information carefully.

Sincerely,

Martin Gilbert President

How do participating shareholders benefit?

•	Build holdings – Once you choose to participate in the Plan, you will build holdings in the Fund easily and automatically, at either no brokerage cost to you or at reduced brokerage costs.

•	Easy record keeping – You will receive a detailed Plan Account Statement from the Bank, your Plan Agent, showing total distributions, additional cash investments, date of investment, shares acquired, price per share, and total shares of record held by you and by the Plan Agent for you.

•	Convenient investing – As long as you participate in the Plan, the Bank will hold the shares it has acquired for you in non-certificated form. This convenience provides added protection against loss, theft, or inadvertent destruction of certificates.

What is the Dividend Reinvestment and Cash Purchase Plan?

The Dividend Reinvestment and Cash Purchase Plan offers shareholders of Aberdeen Australia Equity Fund, Inc. a prompt and simple way to reinvest their distributions in shares of the Fund.

The Plan also allows you to make voluntary cash investments in Fund shares through the Plan Agent. The Bank acts as Plan Agent for shareholders in administering the Plan. The complete Terms and Conditions of the Plan appear later in this brochure.

Who can participate in the Plan?

Any shareholder of Common Stock of Aberdeen Australia Equity Fund, Inc. may enroll in the Plan.

If you own shares in your own name, you can participate directly in the Plan. If your shares are held in the name of a brokerage firm, bank, or other nominee, you should instruct your nominee to participate on your behalf.

If you wish to participate in the Plan, but your brokerage firm, bank or other nominee is unable to participate on your behalf, you should request your nominee to re-register your shares in your own name. This will enable you to participate in the Plan.

What does the Plan offer?

The Plan has two components: reinvestment of distributions and a voluntary cash investment feature.

•	Reinvestment of distributions

By participating in the Plan, your distributions will be invested for you promptly, thereby automatically increasing your holdings in the Fund.

If the Fund declares a distribution payable in stock to shareholders who are not Plan participants, you will receive that distribution in newly issued shares of Common Stock on identical terms and conditions.

In every other case, you will receive shares on the following basis: If the market price of the Fund’s Common Stock plus any brokerage commission is equal to or exceeds the net asset value per share, you will receive newly issued shares of Common Stock valued at the greater of net asset value or 95% of the then current market price.

If, on the other hand, the net asset value per share exceeds the market price plus any applicable brokerage commission, the Plan Agent will buy shares on the open market. If the market price plus any applicable brokerage commission exceeds net asset value before the Plan Agent has completed its purchases, the Fund will issue new shares to complete the program. All reinvestments are in full and fractional shares carried to four decimal places.

•	Voluntary cash investments

You have the option of making additional voluntary cash investments in Fund shares through the Plan Agent. You may invest as frequently as monthly by using the form that accompanies the Plan Account Statement you receive each month updating your reinvestments. Additional voluntary investments must be at least $100 per transaction with a maximum of $10,000, and an aggregate annual limit of $120,000. If you hold shares in your own name, you should deal directly with the Plan Agent. Please send your check to the following address:

The Bank of New York

P.O. Box 1958

Newark, NJ 07101

Telephone 1-800-432-8224

International 1-610-382-7833

In order to avoid unnecessary accumulation of funds and to realize lower brokerage commissions and reduced transaction fees, you are urged to send voluntary cash investments so they are received by the Plan Agent on the business day prior to the investment date. The investment date is the 15th day of the month, but if such date is not a business day, the preceding business day. Voluntary cash investments received after 12:00 noon, Eastern time, on the business day prior to the investment date will be held by the Plan Agent until the next month’s investment date. No interest will be paid on such funds held by the Plan Agent. You may withdraw a voluntary cash investment by written notice if the notice is received by the Bank not less than 48 hours before the investment date. Voluntary cash investments must be made by check drawn on a U.S. bank, in U.S. currency, payable to “The Bank of New York – Aberdeen Australia Equity Fund, Inc. Plan.” Cash, third party checks, money orders or travelers checks will not be accepted. In the event your voluntary cash investment check is returned unpaid for any reason, you will be charged a $20.00 return fee. Further, the Bank will immediately remove from your account shares which were purchased in anticipation of the collection of such funds. These shares will be sold to recover any uncollected funds. If the net proceeds of the sale of such shares are insufficient to recover in full the uncollected amounts plus the return fee, the Bank reserves the right to sell such additional shares from any of your accounts maintained by the Bank as may be necessary to recover the uncollected balance in full.

Can I deposit my share certificates with the Plan Agent?

You may elect to deposit your Aberdeen Australia Equity Fund, Inc. share certificates into your Plan account with the Plan Agent at any time, at no cost to you. The Plan Agent will credit these shares to your Plan account in book-entry form. To deposit your share certificates, send them via registered mail, return receipt requested, to the Bank at the following address:

The Bank of New York

Investment Services Department

P.O. Box 1958

Newark, NJ 07101-1958

Please include along with your share certificates either (1) if you have not yet enrolled in the Plan, your completed, signed Enrollment Form, or (2) if you are already a Plan participant, the tear-off portion of your Plan Account Statement. In each case, please include written instructions regarding the deposit. Please do not sign the stock certificate(s). It is recommended that you insure the package containing your share certificates for 2% of the value of the shares.

Is there a cost to participate?

There is no direct charge to participants for reinvesting distributions, since the Plan Agent’s fees are paid by the Fund. There are no brokerage charges for shares issued directly by the Fund. However, whenever shares are purchased on the American or Pacific Stock Exchanges or otherwise on the open market, each participant will pay a pro-rata portion of the associated brokerage commissions. Brokerage charges for purchasing shares through the Plan are expected to be less than the usual brokerage charges for individual transactions because the Plan Agent will purchase stock for all participants in blocks. This results in lower commissions for each individual participant.

Purchases and sales may be made through a broker affiliated with the Plan Agent.

What are the tax implications for participants?

You will receive tax information annually for your personal records and to help you prepare your federal income tax return. The automatic reinvestment of distributions does not relieve you of any income tax which may be payable on distributions.

Once enrolled in the Plan, may I withdraw from it?

You may withdraw from the Plan without penalty at any time by providing notice to the Bank. You may withdraw all or just a portion of your shares and, by giving proper notice to the Bank, receive cash in lieu of a return of shares. Requests for withdrawals or Plan terminations may be made in writing, by telephone, or via the internet by visiting The Bank of New York’s website at www.stockbny.com. Withdrawals and terminations of participation will be effective as specified in Paragraph 12 of the Terms and Conditions of the Plan.

If you do not request cash, you will receive stock certificates issued in your name for all full shares. The Bank will convert any fractional shares you hold at the time of your withdrawal to cash at the then current market price. If the transaction fees and commissions exceed the proceeds from the sale of a fractional share, you will receive a transaction advice instead of a check. If you request cash, the Bank will sell your shares and send you the proceeds, less a service fee of $10.00 (subject to change) and brokerage commission of $0.10 per share.

Whom should I contact for additional information?

If you hold shares in your own name, please address all notices, correspondence, questions, or other communications regarding the Plan to:

The Bank of New York

Shareholder Relations Department

P.O. Box 11258

Church Street Station

New York, NY 10286

Telephone 1-800-432-8224

International 1-610-382-7833

If your shares are not held in your name, you should contact your brokerage firm, bank, or other nominee for more information and to see if your nominee will participate in the Plan on your behalf.

How do I Enroll?

To enroll in the Fund’s Dividend Reinvestment and Cash Purchase Plan, please review the Terms and Conditions in this brochure. Then all you need to do is complete and sign the enclosed Enrollment Form and mail it in the enclosed, preaddressed envelope to the Plan Agent.

Your reinvestments will begin with the next distribution payable after the Plan Agent receives your authorization, in writing, provided it is received prior to the record date. You may also exercise the voluntary cash investment option at the next appropriate date. Should your authorization arrive after the record date, your participation in the Plan will begin with the following distribution.

Either Aberdeen Australia Equity Fund, Inc. or The Bank of New York may amend or terminate the Plan. Participants will generally receive written notice at least 90 days before the effective date of any amendment. In the case of termination, participants will receive written notice of at least 90 days before the record date of any distribution by the Fund.

Aberdeen Australia Equity Fund, Inc.

Terms and Conditions of the

Dividend Reinvestment and

Cash Purchase Plan (the “Plan”)

It is my intention to receive all distributions in the form of Common Stock of Aberdeen Australia Equity Fund, Inc. (the “Fund”) on the following Terms and Conditions:

1. The Bank of New York (the “Bank”) will act as Plan Agent for me, and will open an account for me under the Plan in the same name as my present shares are registered, and put into effect for me the reinvestment option of the Plan as of the first record date for a distribution and the cash investment option of the Plan as of the next appropriate date (as provided in paragraph 5 below) after you receive the Enrollment Form duly executed by me.

2. (a) Whenever the Fund declares a distribution payable in cash, I elect to receive shares of the Fund’s Common Stock. The number of shares I receive and the price per share will be calculated in the manner described in clauses (b) and (c) of this paragraph 2 as determined on the date the distribution becomes payable, or such other date as may be specified by the Fund’s Board of Directors (the “Valuation Date”).

(b) If the market price of the Fund’s Common Stock plus any applicable brokerage commission is equal to or exceeds the net asset value per share on the Valuation Date, I will receive newly issued shares of Common Stock valued at the greater of the net asset value per share or 95% of the then current market price. I will receive the distribution entirely in shares of Common Stock and the Plan Agent will automatically credit the shares of Common Stock, including fractions, in my account.

(c) If the net asset value per share of the Common Stock on the Valuation Date exceeds the market price of the Common Stock at such time plus any applicable brokerage commission, the Plan Agent will, as my purchasing agent, buy shares of Common Stock on the open market, on the American or Pacific Stock Exchanges or elsewhere, for my account during the purchase period described below. If, before the Plan Agent has completed its purchases, the market price plus any applicable brokerage commission exceeds the net asset value per share as last determined, the Plan Agent will suspend making open market purchases and will invest the balance available in newly issued shares valued at the greater of net asset value per share as last so determined or 95% of the then current market value. In any case in which the Plan Agent is unable to invest the full distribution amount in open market purchases during the purchase period, the Plan Agent will invest the balance available in newly issued shares of Common Stock valued at the greater of the net asset value per share or 95% of the then current market value as determined on the last business day during the purchase period. The Plan Agent will apply all cash received as a distribution to purchase shares of Common Stock on the open market or from the Fund as soon as practicable after the payment date of the distribution, but in no event later than 30 days after such date, except where necessary to comply with applicable provisions of the federal securities laws.

3. Whenever the Fund declares a distribution payable in shares to shareholders who are not Plan participants (or in shares by such non-participants who do not affirmatively elect to take cash), I elect to receive the distribution in newly issued shares of Common Stock on terms and conditions identical to those applicable to nonparticipants as such terms and conditions are established by the Fund’s Board of Directors.

4. For all purposes of the Plan: (a) the market price of the Fund’s Common Stock on a particular date shall be the last sales price on the American Stock Exchange at the close of business on that date, or if there is no sale on the American Stock Exchange on that date, then the mean between the closing bid and asked quotations for such stock on the American Stock Exchange on such date, and (b) the net asset value per share of the Fund’s Common Stock on a particular date shall be as determined by or on behalf of the Fund.

5. I understand that monthly I have the option of sending additional voluntary funds, in any amount of at least $100 per transaction with a maximum of $10,000 per month, and with an aggregate annual maximum of $120,000 for the purchase of shares of the Fund’s Common Stock on the open market for my account. In order to avoid unnecessary accumulation of funds and to realize lower brokerage commissions and reduced transaction fees, voluntary cash investments should be received by the Plan Agent on the business day prior to the investment date. The investment date is the 15th day of the month, but if such date is not a business day, the preceding business day. Voluntary cash investments received after 12:00 noon, Eastern time, on the business day prior to the investment date will be held by the Plan Agent until the next month’s investment date. Voluntary cash investments will not be made more than 45 days after an investment date except where temporary curtailment or suspension of purchases is necessary to comply with applicable provisions of the federal securities laws. No interest will be paid on such funds held by the Plan Agent. Any voluntary cash investment may be withdrawn by written notice if notice is received by the Bank not less than 48 hours before the investment date.

6. Voluntary cash investments and other open market purchases provided for above may be made on any securities exchange where the Fund’s Common Stock is traded, in the over-the-counter market or in a negotiated transaction and may be on such terms as to price, delivery and otherwise as the Plan Agent shall determine. Uninvested funds held by the Plan Agent will not bear interest, and it is understood that, in any event, the Plan Agent shall have no liability in connection with any inability to purchase shares, or with the timing of any purchases effected. The Plan Agent shall have no responsibility for the value of the shares of the Common Stock of the Fund acquired for my account. For the purposes of cash investments, the Plan Agent may commingle my funds with those of other shareholders of the Fund, and the average price (including brokerage commissions) of all shares purchased by the Plan Agent shall be the price per share allocable to me in connection therewith. Purchases and sales may be made through a broker affiliated with the Plan Agent.

7. Voluntary cash investments must be made by check drawn on a U.S. bank, in U.S. currency, payable to “The Bank of New York—Aberdeen Australia Equity Fund, Inc. Plan.” Cash, third party checks, money orders or travelers checks will not be accepted. Voluntary cash investments are made on the 15th day of each month, or if such date is not a business day, the investment will be made on the preceding business day. In the event that my voluntary cash investment check is returned unpaid for any reason, I will be charged a $20.00 return fee. Further, the Plan Agent will immediately remove from my account shares which were purchased in anticipation of the collection of such funds. These shares will be sold to recover any uncollected funds. If the net proceeds of the sale of such shares are insufficient to recover in full the uncollected amounts plus the return fee, the Plan Agent reserves the right to sell such additional shares from any of my accounts maintained by the Plan Agent as may be necessary to recover in full the uncollected balance.

8. The Plan Agent will confirm to me each acquisition made for my account as soon as practicable but not later than 60 days after the date thereof. Although I may from time to time have an undivided fractional interest (computed to four decimal places) in a share of Common Stock of the Fund, no certificates for fractional shares will be issued. However, distributions on fractional shares will be credited to my account.

9. Any stock distributions or split shares distributed by the Fund on shares held by the Plan Agent for me will be credited to my account. In the event that the Fund makes available to its shareholders rights to purchase additional shares or other securities, the shares held for me under the Plan will be added to other shares held by me in calculating the number of rights to be issued to me.

10. In the case of the issuance of a certificate for all full shares, and a sale of the fraction, the sales fee will apply only to the fractional share transaction. The sales fee payable will be the lesser of $10 or the net proceeds from the sale of the fractional share. If the transaction fee and commissions exceed the proceeds from the sale of a fractional share, I will receive a transaction advice instead of a check.

11. The service fee for handling distributions will be paid by the Fund. I will be charged a prorata share of brokerage commissions on all open market purchases.

12. I may withdraw shares from my account or terminate my account under the Plan by notifying the Plan Agent in writing, via the internet by visiting The Bank of New York’s website at www.stockbny.com, or pursuant to telephonic procedures established by the Plan Agent. The Plan may be terminated by the Plan Agent or the Fund upon notice in writing mailed to me at least 90 days prior to any record date for the payment of any distribution by the Fund. I have the option of receiving cash in lieu of shares upon any withdrawal or termination, although there shall be a service fee of $10, plus a $0.10 per share commission charged for liquidations or partial liquidations thereof. In addition, if I do not wish to completely terminate my interest in the Plan, I may request a partial withdrawal of shares. Unless otherwise specified, upon any withdrawal or termination or partial withdrawal, the Plan Agent will cause to be delivered to me without charge a certificate or certificates for the appropriate number of full shares and a cash adjustment for any fractional shares (valued at the market value of the shares at the time of withdrawal or termination) less transaction fees and brokerage commissions from the sale of my fractional shares.

13. I may deposit my certificated shares of the Fund with the Plan Agent for safekeeping. These shares will be credited to my Plan account in book-entry form.

14. These Terms and Conditions may be amended or supplemented by the Plan Agent or the Fund at any time or times but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to me the appropriate written notice at least 90 days prior to the effective date thereof. The amendment or supplement shall be deemed to be accepted by me unless, prior to the effective date thereof, the Plan Agent receives written notice of the termination of my account under the Plan. Any such amendment may include an appointment by the Plan Agent in its place and stead of a successor plan agent under these Terms and Conditions, with full power and authority to perform all or any of the acts to be performed by the Plan Agent under these Terms and Conditions. Upon any such appointment of any plan agent for the purpose of receiving distributions, the Fund will be authorized to pay such successor plan agent, for my account, all distributions payable on Common Stock of the Fund held in my name or under the Plan for retention or application by the successor plan agent as provided in these Terms and Conditions.

15. The Plan Agent shall at all times, act in good faith and agrees to use its best efforts within reasonable limits to insure the accuracy of all services performed under this agreement and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by the Plan Agent’s negligence, bad faith, or willful misconduct or that of its employees.

16. I agree to notify the Plan Agent promptly in writing of any change of address. Notices to me may be sent by the Plan Agent by letter addressed to me as shown on the records of the Plan Agent.

17. This agreement and the account established hereunder for me shall be governed by and construed in accordance with the laws of the State of New York and the rules and regulations of the Securities and Exchange Commission, as they may be changed or amended from time to time.